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                                                                   EXHIBIT 23.2

                    CONSENT OF KPMG LLP

The Board of Directors
FTD.COM INC.

We consent to incorporation by reference in the registration statement on Form S-8 of FTD.COM INC. of our report dated August 20, 1999, relating to the balance sheets of FTD.COM INC. as of June 30, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the September 17, 1999 registration statement filed on Form S-1/A of FTD.COM INC.

/s/ KPMG LLP

Chicago, Illinois
June 22, 2000